Exhibit 99.1

Polydex Pharmaceuticals Limited

Polydex Pharmaceuticals Sells

United States Veterinary Pharmaceutical Business

Will Focus on Development of Human Pharmaceutical Products

Toronto, Ontario, January (14), 2004 — Polydex Pharmaceuticals Limited (NASDAQ:POLXF) (BSE:PXL) reported today that it has signed a definitive agreement to sell its United States finished product veterinary pharmaceutical business, including substantially all of the assets of its Veterinary Laboratories, Inc. subsidiary, to its longtime joint venture partner, Sparhawk Laboratories, Inc., in exchange for $5,500,000 in cash and an exclusive ten-year commitment from Sparhawk for the purchase of certain bulk chemicals from a Polydex subsidiary, as well as a settlement of all outstanding litigation between Polydex and its subsidiaries and Sparhawk and its shareholders.

George Usher, President, CEO and Chairman of Polydex remarks that “this is an excellent agreement for both parties in that we are receiving a good and fair price for the veterinary business that our Sparhawk partners managed and grew for the past decade, and the business will remain a valuable client for the supply of iron and dextran raw materials by us for years to come.  This sale allows us to focus our efforts and resources on human pharmaceutical research, including further benefits of our leading human pharmaceutical compound, Ushercell, than are currently being explored.”

Ushercell is a gel formulation originally envisioned for topical vaginal use primarily in the prevention of unplanned pregnancies as well as the transmission of AIDS and other sexually transmitted diseases.  As part of the FDA approval process, several comprehensive studies have been completed to date to assess Ushercell’s safety and tolerance in contraception and the prevention of HIV and other STDs with the assistance and financial support of the Contraceptive Research and Development Program, Consortium for Industrial Collaboration in Contraceptive Research and Global Microbicide Program (CONRAD).

Additionally, in vitro research has indicated that Ushercell is effective at inhibiting bacteria commonly associated with Bacterial Vaginosis, one of the most common vaginal disorders among reproductive-age women.  Mr. Usher states that “we intend to provide additional funding to the research team to embark upon research into Bacterial Vaginosis inhibition immediately, and are committed to increasing the opportunities to commercialize Ushercell.”

Polydex Pharmaceuticals Limited, based in Toronto, Ontario, Canada, is engaged in the research, manufacture and marketing of biotechnology-based products.  Polydex’s business approach is to research and license potential human pharmaceutical products to valued partners for final development, thereby reducing R&D expenditures while retaining a revenue stream from royalties on successful products.  Polydex also manufactures bulk pharmaceutical intermediates for the worldwide veterinary pharmaceutical industry.  Please visit our updated website at www.Polydex.com

Note:  This press release may contain forward-looking statements, within the meaning of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, regarding Polydex Pharmaceuticals Limited.  Actual events or results may differ materially from the Company’s expectations, which are subject to a number of known and unknown risks and uncertainties including but not limited to changing market conditions, future actions by the United States Food and Drug Administration or equivalent foreign regulatory authorities as well as results of pending or future clinical trials. Other risk factors discussed in the Company’s filings with the United States Securities and Exchange Commission may also affect the actual results achieved by the Company.

Investor Relations:  North Arm Capital Services, Linda Hughes, 1-877-945-1621, Linda@northarm.com